EXHIBIT 10.62

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

•	Each non-employee director will receive an annual retainer of $15,000

•	Chairman of the Audit Committee will receive an additional annual retainer of $5,000

•	Each director will be required to receive at least $5,000 of his annual retainer of $15,000 in the form of shares of the Company’s common stock to be issued under the Company’s 2004 Restricted Stock Plan (“Restricted Stock Awards”). The $5,000 of Restricted Stock Awards shall be issued to each non-employee director on the first business day of each January, beginning January 2005. The per share price of the Restricted Stock Awards shall be determined based on the closing sales price of the Company’s common stock on such date as quoted by the Nasdaq National Market System. The Restricted Stock Awards shall be issued with no restrictions except for restrictions specified under applicable state and federal securities laws for the issuance of unregistered securities.

•	Each director, at his option, may receive such additional Restricted Stock Awards in lieu of the remaining cash compensation as he shall elect. If a director elects to receive additional Restricted Stock Awards in lieu of cash, the Company will issue to the director additional Restricted Stock Awards with a fair market value equal to the amount of cash compensation that the director elected to receive in Restricted Stock Awards plus an additional Restricted Stock Award equal to 25% of the amount of the Restricted Stock Awards issued to the director. By way of example, if a director elects to receive all of his annual cash compensation ($10,000) in the form of additional Restricted Stock Awards, the Company will issue to the director Restricted Stock Awards equal to $10,000 fair market value plus an additional Restricted Stock Award equal in fair market value to $2,500. This provision will also apply to the additional $5,000 to be received by the Audit Committee Chairman.

•	Twenty-five percent (25%) of the cash portion ($10,000 or $15,000 for Audit Committee Chairman) of the annual compensation (or the issuance of Restricted Stock Awards in lieu of the cash compensation) shall be paid to the director on the last business day of each calendar quarter.

•	The annual compensation is payment for each director’s attendance of up to eight meetings per year, including board and committee meetings. For each meeting attended by the directors over the annual eight meetings, the directors will each be paid an additional $500.

•	Directors will be reimbursed for expenses relating to attendance of meetings.